INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2021 and 2020

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$9,873	$6,942
Accounts receivable, net	14,567	13,572
Inventory, net	22,309	20,843
Other current assets (includes $1,485 and $123 due from related parties as of March 31, 2021 and December 31, 2020, respectively)	6,587	7,920
Total current assets	53,336	49,277
Energy storage systems, net	119,842	123,703
Contract origination costs, net	10,981	10,404
Goodwill	1,666	1,739
Intangible assets, net	12,170	12,087
Other noncurrent assets	14,395	8,640
Total assets	$212,390	$205,850
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$21,721	$13,749
Accrued liabilities	17,084	16,072
Accrued payroll	6,512	5,976
Notes payable, current portion	36,182	33,683
Convertible promissory notes (includes $45,385 and $45,271 due to related parties as of March 31, 2021 and December 31, 2020, respectively)	68,868	67,590
Financing obligation, current portion	18,052	14,914
Deferred revenue, current	38,762	36,942
Other current liabilities (includes $321 and $399 due to related parties as of March 31, 2021 and December 31, 2020, respectively)	1,069	1,589
Total current liabilities	208,250	190,515
Deferred revenue, noncurrent	16,640	15,468
Asset retirement obligation	4,150	4,137
Notes payable, noncurrent	6,418	4,612
Financing obligation, noncurrent	70,059	73,128
Warrant liabilities	161,486	95,342
Lease liability, noncurrent	41	57
Total liabilities	467,044	383,259
Commitments and contingencies (Note 13)
Convertible preferred stock, $0.00001 par value; 409,351,021 shares authorized as of March 31, 2021 and December 31, 2020; 175,528,225 and 175,437,783 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively; (liquidation preference of $258,084 and $257,947 as of March 31, 2021 and December 31, 2020, respectively)	220,955	220,563
Stockholders’ Deficit:
Series 1 convertible preferred stock, $0.00001 par value; 4,305 shares authorized as of March 31, 2021 and December 31, 2020; 2,961 shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.000001 par value; 474,728,323 shares authorized as of March 31, 2021 and December 31, 2020; 17,694,228 and 11,228,371 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	14,726	10,061
Accumulated other comprehensive income (loss)	59	(192)
Accumulated deficit	(490,394)	(407,841)
Total stockholders’ deficit	(475,609)	(397,972)
Total liabilities, convertible preferred stock and stockholders’ deficit	$212,390	$205,850
The accompanying notes are an integral part of these condensed consolidated financial statements.

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Services revenue	$4,881	$3,393
Hardware revenue	10,539	718
Total revenue	15,420	4,111
Cost of service revenue	6,905	4,762
Cost of hardware revenue	8,632	751
Total cost of revenue	15,537	5,513
Gross margin	(117)	(1,402)
Operating expenses:
Sales and marketing	2,667	4,397
Research and development	4,407	3,395
General and administrative	2,692	3,004
Total operating expenses	9,766	10,796
Loss from operations	(9,883)	(12,198)
Other income (expense), net:
Interest expense	(6,233)	(4,369)
Change in fair value of warrants and embedded derivative	(66,397)	1,009
Other expenses, net	(40)	(1,913)
Total other income (expense)	(72,670)	(5,273)
Loss before income taxes	(82,553)	(17,471)
Income tax expense	—	—
Net loss	$(82,553)	$(17,471)
Net loss per share attributable to common shareholders, basic and diluted	$(6.73)	$(2.97)
Weighted-average shares used in computing net loss per share, basic and diluted	12,263,160	9,075,646
The accompanying notes are an integral part of these condensed consolidated financial statements.

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2021	2020
Net loss	$(82,553)	$(17,471)
Other comprehensive income:
Foreign currency translation adjustment	251	451
Total comprehensive loss	$(82,302)	$(17,020)
The accompanying notes are an integral part of these condensed consolidated financial statements.

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(UNAUDITED)
(in thousands, except share amounts)

	Convertible Preferred Stock		Series 1 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	175,437,783	$220,563	2,961	$—	11,228,371	$—	$10,061	$(192)	$(407,841)	$(397,972)
Recognition of beneficial conversion feature related to convertible notes (Note 7)	—	—	—	—	—	—	1,126	—	—	1,126
Issuance of common and preferred stock upon exercise of stock options and warrants	90,442	392	—	—	6,465,857	—	2,755	—	—	2,755
Stock-based compensation	—	—	—	—	—	—	784	—	—	784
Foreign currency translation adjustments	—	—	—	—	—	—	—	251	—	251
Net loss	—	—	—	—	—	—	—	—	(82,553)	(82,553)
Balance as of March 31, 2021	175,528,225	$220,955	2,961	$—	17,694,228	$—	$14,726	$59	$(490,394)	$(475,609)

	Convertible Preferred Stock		Series 1 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	191,139,933	$231,129	2,961	$—	9,392,682	$—	$3,339	$54	$(259,054)	$(255,661)
Effect of exchange transaction (Note 7)	(15,546,014)	(10,605)	—	—	(466,711)	—	—	—	7,337	7,337
Issuance of common stock upon exercise of stock options and warrants	—	—	—	—	71,770	—	21	—	—	21
Stock-based compensation	—	—	—	—	—	—	456	—	—	456
Foreign currency translation adjustments	—	—	—	—	—	—	—	451	—	451
Net loss	—	—	—	—	—	—	—	—	(17,471)	(17,471)
Balance as of March 31, 2020	175,593,919	$220,524	2,961	$—	8,997,741	$—	$3,816	$505	$(269,188)	$(264,867)
The accompanying notes are an integral part of these condensed consolidated financial statements.

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2021	2020
OPERATING ACTIVITIES
Net loss	$(82,553)	$(17,471)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	5,079	3,994
Non-cash interest expense, including interest expenses associated with debt issuance costs	3,902	2,116
Stock-based compensation	760	456
Change in fair value of warrant liability and embedded derivative	66,397	(1,009)
Noncash lease expense	160	141
Accretion expense	50	114
Impairment of energy storage systems	613	237
Changes in operating assets and liabilities:
Accounts receivable	(955)	206
Inventory	(1,466)	(5,104)
Other assets	(4,690)	(2,660)
Contract origination costs	(779)	(742)
Accounts payable and accrued expenses	8,640	1,081
Deferred revenue	2,992	8,016
Lease liabilities	(176)	(152)
Other liabilities	199	107
Net cash used in operating activities	(1,827)	(10,670)
INVESTING ACTIVITIES
Purchase of energy storage systems	(1,525)	(1,911)
Capital expenditures on internally-developed software	(1,238)	(1,399)
Net cash used in investing activities	(2,763)	(3,310)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	2,894	21
Proceeds from financing obligations	2,732	3,912
Repayment of financing obligations	(3,369)	(1,860)
Proceeds from issuance of convertible notes, net of issuance costs of $8 and $238 for the three months ended March 31, 2021 and 2020, respectively	1,118	14,050
Proceeds from issuance of notes payable	3,879	—
Repayment of notes payable	(161)	(3,968)
Net cash provided by financing activities	7,093	12,155
Effect of exchange rate changes on cash and cash equivalents	428	(184)
Net increase (decrease) in cash and cash equivalents	2,931	(2,009)
Cash and cash equivalents, beginning of period	6,942	12,889
Cash and cash equivalents, end of period	$9,873	$10,880
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$1,480	$1,895
NON-CASH INVESTING AND FINANCING ACTIVITIES
Change in asset retirement costs and asset retirement obligation	$37	$4
Purchases of energy storage systems in accounts payable	$1,260	$66
Conversion of accrued interest into outstanding note payable	$256	$—
Settlement of warrant liability into preferred stock due to exercise	$253	$—
Stock-based compensation capitalized to internal-use software	$24	$—
The accompanying notes are an integral part of these condensed consolidated financial statements.

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.BUSINESS
Description of the Business
Rollins Road Acquisition Company (f/k/a Stem, Inc.) and its subsidiaries (together “Stem, Inc.,” “Stem” or the “Company”) is an energy technology company that creates innovative technology services that transform the way energy is distributed and consumed. Through its technology, the Company enables businesses to control their electricity expense and helps the electrical grid be more efficient in managing peak usage. Prior to the Merger (as defined below), Rollins Road Acquisition Company was named Stem, Inc.
Stem, Inc. was incorporated on March 16, 2009 in the State of Delaware and is headquartered in Millbrae, California.
Star Peak Acquisition Corp. Merger

On December 3, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Star Peak Transition Corp. (“STPK”, prior to the closing of the Merger and the “New Stem”, following the closing of the Merger), an entity listed on the New York Stock Exchange under the trade symbol “STPK”, and STPK Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of STPK (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and STPK pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the “Merger”).

On April 28, 2021, shareholders approved the Merger Agreement, under which Stem received approximately $577.1 million, net of fees and expenses. See Note 14, Subsequent Events for additional details regarding this transaction.
Liquidity and Going Concern
The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”), assuming the Company will continue as a going concern. As of March 31, 2021, the Company had cash and cash equivalents of $9.9 million, an accumulated deficit of $490.4 million and net current liabilities of $154.9 million, with $123.1 million of debt financing coming due within the next 12 months. During the three months ended March 31, 2021, the Company incurred a net loss of $82.6 million and had negative cash flows from operating activities of $1.8 million. However, as previously noted, the Company closed the Merger on April 28, 2021 that provided the Company with a significant amount of cash proceeds. The Company believes that the cash position, inclusive of funds raised with the Merger, is sufficient to meet capital and liquidity requirement for at least the next 12 months after the date that the financial statements are available to be issued and, therefore, there is no longer substantial doubt about the Company’s ability to continue as a going concern.
The Company’s business prospects are subject to risks, expenses, and uncertainties frequently encountered by companies in the early stages of commercial operations. To date, the Company has been funded primarily by equity financings, convertible promissory notes and borrowings from affiliates. The attainment of profitable operations is dependent upon future events, including obtaining adequate financing to complete the Company’s development activities, obtaining adequate supplier relationships, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.
COVID-19
In March 2020, the World Health Organization declared the outbreak of the novel coronavirus disease (“COVID-19”) as a pandemic, and we expect our operations in all locations to be affected as the virus continues to proliferate. We have adjusted certain aspects of our operations to protect our employees and customers while still meeting customers’ needs for vital technology. We will continue to monitor the situation closely and it is possible that we will implement further measures. In light of the uncertainty as to the severity and duration of the pandemic, the impact on our revenues, profitability and financial position is uncertain at this time.
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Basis of Presentation
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and include the accounts of the Company, its wholly-owned subsidiaries, and consolidated variable interest entities (“VIEs”). All intercompany balances and transactions have been eliminated in consolidation.
Unaudited Interim Condensed Consolidated Financial Statements
The accompanying interim condensed consolidated balance sheet as of March 31, 2021, the interim condensed consolidated statements of operations, condensed consolidated statements of comprehensive loss, condensed consolidated statements of convertible preferred stock and stockholders’ deficit and condensed consolidated statements of cash flows for the three months ended March 31, 2021 and 2020, and amounts relating to the interim periods included in the accompanying notes to the interim condensed consolidated financial statements are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s condensed consolidated balance. Operating results for the interim periods presented are not necessarily indicative of results to be expected for the full year or for any other interim period. These interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes for the years ended December 31, 2020 and 2019.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.
Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, depreciable life of energy systems; the amortization of financing obligations; deferred commissions and contract fulfillment costs; the valuation of energy storage systems, internally developed software, and asset retirement obligations; and the fair value of equity instruments, equity-based instruments, warrant liabilities and embedded derivatives.
Segment Information
Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. Our Chief Executive Officer is the CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, we have determined that the Company operates as one operating segment that is focused exclusively on innovative technology services that transform the way energy is distributed and consumed. Net assets outside of the U.S. were less than 10% of total net assets as of March 31, 2021 and December 31, 2020.
Significant Customers
A significant customer represents 10% or more of the Company’s total revenue or accounts receivable, net balance at each respective balance sheet date. For each significant customer, revenue as a percentage of total revenue and accounts receivable as a percentage of total accounts receivable are as follows:

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

	Accounts Receivable		Revenue
	March 31,	December 31,	Three Months Ended March 31,
	2021	2020	2021	2020
Customers:
Customer A	*	*	14%	*
Customer B	15%	30%	*	*
Customer C	13%	20%	*	*
Customer D	36%	17%	*	*
Customer E	*	*	39%	*
Customer F	*	*	*	16%
*Total less than 10% for the respective period

Fair Value of Financial Instruments
Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.
Level 2 — Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
Level 3 — Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.
This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The Company’s assessment of the significance of a specific input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.
Financial assets and liabilities held by the Company measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 include cash and cash equivalents and warrant liabilities.
Recently Adopted Accounting Standards
In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The amendments applicable to the Company on, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be prospectively applied in the initial fiscal year of adoption. All other amendments applicable to the Company should be applied retrospectively to all periods presented upon their effective date. The Company adopted ASU 2018-13 as of January 1, 2020. The Company’s disclosures related to its level 3 financial instruments were not materially impacted for the periods presented. See Note 4, Fair Value Measurements, for more information.

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal- use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the financial statements as the related hosting fees. ASU 2018-15 is effective for public and private companies’ fiscal years beginning after December 15, 2019, and December 15, 2020, respectively, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2018-15 as of January 1, 2021. The adoption did not have a material impact to the Company’s condensed consolidated financial statements.
Recently Issued Accounting Standards
In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU 2016-13 under the private company transition guidance beginning January 1, 2023 and is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company plans to adopt ASU 2019-12 for the fiscal year beginning January 1, 2022 and is currently assessing the impact, if any, the guidance will have on the Company's consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity's Own Equity (Subtopic 815-40) — Accounting For Convertible Instruments and Contracts in an Entity's Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for annual and interim periods beginning after December 15, 2023, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company plans to adopt 2020-06 for the fiscal year beginning January 1, 2024 and is currently evaluating the impact that this new guidance will have on the Company's financial statements.
3.REVENUE
The Company generates revenue through two types of arrangements with customers, host customer arrangements and partnership arrangements. The Company recognizes revenue under these arrangements as described below.
Host Customer Arrangements

Host customer contracts are generally entered into with commercial entities who have traditionally relied on power supplied directly from the grid. Host customer arrangements consist of a promise to provide energy optimization services through the Company’s proprietary SaaS platform coupled with a dedicated energy storage system owned and controlled by the Company throughout the term of the contract. The host customer does not obtain legal title to, or ownership of the dedicated energy storage system at any point in time. The host customer is the end consumer of the energy that directly benefits from the energy optimization services provided by the Company. The term for the Company’s contracts with host customers generally

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
ranges from 5 to 10 years, which may include certain renewal options to extend the initial contract term or certain termination options to reduce the initial contract term.
Although the Company installs an energy storage system at the host customer site in order to provide the energy optimization services, the Company determined it has the right to direct how and for what purpose the asset is used through the operation of its SaaS platform and, as such, retains control of the energy storage system; therefore, the contract does not contain a lease. The Company determined the various energy optimization services provided throughout the term of the contract, which may include services such as remote monitoring, performance reporting, preventative maintenance and other ancillary services necessary for the safe and reliable operation of the energy storage system, are part of a combined output of energy optimization services and the Company provides a single distinct combined performance obligation representing a series of distinct days of services.
The Company determines the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged to customers for energy optimization services generally consist of recurring fixed monthly payments throughout the term of the contract. In certain arrangements, the transaction price may include incentive payments that are earned by the host customer from utility companies in relation to the services provided by the Company. Under such arrangements, the rights to the incentive payments are assigned by the host customer to the Company. These incentives may be in the form of fixed upfront payments, variable monthly payments, or annual performance-based payments over the first five years of the customer contract term. Incentive payments may be contingent on approval from utility companies or actual future performance of the energy storage system.
Substantially all of the Company’s arrangements provide customers the unilateral ability to terminate for convenience prior to the conclusion of the stated contractual term or the contractual term is shorter than the estimated benefit period, which the Company has determined to be 10 years based on the estimated useful life of the underlying energy storage systems and the period over which the customer can benefit from the energy optimization services utilizing such energy storage systems. In these instances, the Company determined that upfront incentive payments received from its customers represent a material right that is, in effect, an advance payment for future energy optimization services to be recognized throughout the estimated benefit period. In contracts where the customer does not have the unilateral ability to terminate for convenience without a penalty during the estimated benefit period, the Company determined the upfront incentive payments do not represent a material right for services provided beyond the initial contractual period and are therefore a component of the initial transaction price. The Company revisits its estimate of the benefit period each reporting period. The Company’s contracts with host customers do not contain a significant financing component.

The Company transfers control of its energy optimization services to its customers continuously throughout the term of the contract (a stand-ready obligation) and revenue is recognized ratably as control of these services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for its services. Monthly incentive payments based on the performance of the energy storage system are allocated to the distinct month in which they are earned because the terms of the payments relate specifically to the outcome from transferring the distinct time increment (month) of service and because such amounts reflect the fees to which the Company expects to be entitled for providing energy optimization services each period, consistent with the allocation objective. Annual variable performance- based payments are estimated at the inception in the transaction price using the expected value method, which takes into consideration historical experience, current contractual requirements, specific known market events and forecasted energy storage system performance patterns, and the Company recognizes such payments ratably using a time-based measure of progress of days elapsed over the term of the contract to the extent that it is probable that a significant reversal of the cumulative revenue recognized will not occur in a future period. At the end of each reporting period, the Company reassesses its estimate of the transaction price. The Company does not begin recognition of revenue until the energy storage system is live (i.e., provision of energy optimization services has commenced) or, as it relates to incentive payments, when approval has been received from the utility company if later.
Partnership Arrangements
Partnership arrangements consist of promises to transfer inventory in the form of an energy storage system to a solar plus storage project developer and separately provide energy optimization services as described previously to the ultimate owner of the project after the developer completes the installation of the project. Under partnership arrangements, the Company’s customer is the solar plus storage project developer. The customer obtains legal title to along with ownership and control of the inventory upon delivery and the customer is responsible for the installation of the project. Once installation of the project is complete, the owner of the solar plus storage project provides energy to the end consumer through a separate contractual

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
arrangement directly with the end consumer. The term for the Company’s contracts with customers under partnership arrangements generally ranges from 10 to 20 years.
The Company determined the promise to deliver the inventory as a component of the solar plus storage project for which the customer is responsible to develop is a separate and distinct performance obligation from the promise to provide energy optimization services.
The Company determines the transaction price at the outset of the arrangement, primarily based on the contractual payment terms dictated by the contract with the customer. Fees charged for the sale of inventory generally consist of fixed fees payable upon or shortly after successful delivery to the customer. Fees charged to customers for energy optimization services consist of recurring fixed monthly payments throughout the term of the contract. The Company is responsible for designing, procuring, delivering and ensuring the proper components are provided in accordance with the requirements of the contract. Although the inventory is purchased by the Company from a third-party manufacturer, the Company determined it obtains control of the inventory prior to delivery to the customer and is the principal in the arrangement. The Company is fully responsible for responding to and correcting any customer issues related to the delivery of the inventory. The Company holds title and assumes all risks of loss associated with the inventory until the customer accepts the inventory. The Company is primarily responsible for fulfilling the delivery of the inventory to the customer, assumes substantial inventory risks and has discretion in the pricing charged to the customer. The Company has not entered into any partnership arrangements where it is not the principal in the transaction.
The Company allocates revenue between the hardware and energy storage services performance obligations based on the standalone selling price of each performance obligation. The standalone selling price for the hardware is established based on observable pricing. The standalone selling price for the energy optimization services is established using a residual value approach due to the significant variability in the services provided to each individual customer based on the specific requirements of each individual project and the lack of observable standalone sales of such services. The Company’s partnership arrangements do not contain a significant financing component.
The Company transfers control of the inventory upon delivery and simultaneous transfer of title to the customer. The Company transfers control of its energy optimization services to its customers continuously throughout the term of the contract (a stand-ready obligation), which does not commence until the customer successfully completes the installation of the project. As a result, the time frame between when the Company transfers control of the inventory to the customer upon delivery is generally several months, and can be in excess of one year, before the Company is required to perform any subsequent energy optimization services. Revenue is recognized ratably as control of these services is transferred to its customers based on a time-based output measure of progress of days elapsed over the term of the contract, in an amount that reflects the consideration the Company expects to be entitled to in exchange for its services.
In some partnership arrangements, the Company charges shipping fees for the inventory. The Company accounts for shipping as a fulfillment activity, since control transfers to the customer after the shipping is complete and includes such amounts within cost of revenue.
Disaggregation of Revenue
The following table provides information on the disaggregation of revenue as recorded in the consolidated statements of operations (in thousands):

	March 31,
	2021	2020
Partnership hardware revenue	$10,539	$718
Partnership service revenue	36	—
Host customer service revenue	4,845	3,393
Total revenue	$15,420	$4,111
Remaining Performance Obligations
Remaining performance obligations represent contracted revenue that has not been recognized, which include contract liabilities (deferred revenue) and amounts that will be billed and recognized as revenue in future periods. As of March 31, 2021,

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
the Company had $172.4 million of remaining performance obligations, and the approximate percentages expected to be recognized as revenue in the future are as follows (in thousands):

	Total remaining performance obligations	Percent Expected to be Recognized as Revenue
		Less than one year	Two to five years	Greater than five year
(in thousands, except percentages)
Service revenue	$114,440	13%	48%	39%
Hardware revenue	57,989	100%	—%	—%
Total revenue	$172,429
Contract Balances
Deferred revenue primarily includes cash received in advance of revenue recognition related to energy optimization services and incentives. The following table presents the changes in the deferred revenue balance during the three months ended March 31, 2021 (in thousands):

Beginning balance as of January 1, 2021	$52,410
Upfront payments received from customers	12,053
Upfront or annual incentive payments received	1,772
Revenue recognized related to amounts that were included in beginning balance of deferred revenue	(9,860)
Revenue recognized related to deferred revenue generated during the period	(973)
Ending balance as of March 31, 2021	$55,402
4.FAIR VALUE MEASUREMENTS
Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. At March 31, 2021 and December 31, 2020, the carrying amount of accounts receivable, other current assets, other assets, accounts payable, and accrued and other current liabilities approximated their estimated fair value due to their relatively short maturities.
The following table provides the financial instruments measured at fair value (in thousands):

	March 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market fund	$67	$—	$—	$67
Liabilities
Convertible preferred stock warrant liability	$—	$—	$161,486	$161,486
Total liabilities	$—	$—	$161,486	$161,486

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market fund	$67	$—	$—	$67
Liabilities
Convertible preferred stock warrant liability	$—	$—	$95,342	$95,342
Total liabilities	$—	$—	$95,342	$95,342
The Company’s money market funds are classified as Level 1 because they are valued using quoted market prices. The convertible preferred stock warrant liabilities are defined as Level 3 in the fair value hierarchy as the valuations are based on

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
significant unobservable inputs, which reflect the Company’s own assumptions incorporated in valuation techniques used to determine fair value; further discussion of these assumptions is set forth below. There were no transfers into or out of Level 3 of the fair value hierarchy during the periods presented.
Convertible Preferred Stock Warrant Liabilities
The fair value of the detachable redeemable preferred stock warrants was determined as of March 31, 2021 using the Black-Scholes method as well as a discount for lack of marketability. Black-Scholes inputs used to value the warrants are based on information from purchase agreements and within valuation reports prepared by an independent third party for the Company. Inputs include exercise price, volatility, fair value of common or preferred stock, expected dividend rate and risk-free interest rate.
The key assumptions used for the valuation of the preferred stock warrant liabilities upon remeasurement were as follows:

	Three Months Ended March 31,
	2021	2020
Volatility	65.0%	75.0%
Risk-free interest rate	0.1%	0.3%
Expected term (in years)	1.2	2.3
Dividend yield	—%	—%
Discount for lack of marketability	6.8%	40.0%
The following table presents the changes in the liability for warrants on convertible preferred stock during the three months ended March 31, 2021 (in thousands):

Convertible Preferred Warrant Warrant Stock
Balance as of December 31, 2020	$95,342
Change in fair value of warrants	66,397
Exercised warrants	(253)
Balance as of March 31, 2021	$161,486
5.ENERGY STORAGE SYSTEMS, NET
Energy Storage Systems, Net
Energy storage systems, net, consists of the following (in thousands):

March 31, 2021
Energy storage systems placed into service	$145,555
Less: accumulated depreciation	(36,758)
Energy storage systems not yet placed into service	11,045
Total energy storage systems, net	$119,842
Depreciation expense for energy storage systems was approximately $3.8 million and $3.6 million within cost of service revenue for the three months ended March 31, 2021 and 2020, respectively.
6.NOTES PAYABLE
Revolving Loan Due to SPE Member
In April 2017, the Company entered into a revolving loan agreement with an affiliate of a member of certain special purpose entities (“SPE”) with the Company, which was subsequently amended from time to time. The purpose of this revolving

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
loan agreement is to finance the Company’s purchase of hardware for its various energy storage system projects. As of the beginning of 2020, the agreement had a total revolving loan capacity of $45.0 million that bore fixed interest at 10% with a maturity date of June 2020.

In May 2020, concurrent with the 2020 Credit Agreement discussed below, the Company entered into an amendment to the revolving loan agreement, which reduced the loan capacity to $35.0 million and extended the maturity date to May 2021. The amendment increased the fixed interest rate for any borrowings outstanding more than nine months to 14% thereafter. Additionally, under the original terms of the revolving loan agreement, the Company was able to finance 100% of the value of the hardware purchased up to the total loan capacity. The amendment reduced the advance rate to 85%, with an additional reduction to 70% in August 2020. The amendment was accounted for as a modification of the debt, which did not have a material impact on the condensed consolidated financial statements. As of March 31, 2021 and December 31, 2020, the Company had $9.6 million and $7.4 million, respectively, outstanding under the revolving loan agreement.
The revolving loan agreement is primarily secured by the purchased hardware under the facility and secondarily by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property and contains customary representations and warranties, certain nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the revolving loan agreement as of March 31, 2021.
Term Loan Due to SPE Member
In December 2018, the Company entered into a term loan in the amount of $13.3 million with an affiliate of a member of certain SPEs with the Company. As of the beginning of 2020, the term loan bore fixed interest of 12.5% on the outstanding principal balance with a final balloon payment of $3.0 million due at the maturity date of June 30, 2020. In May 2020, the Company repaid the remaining outstanding balance of $5.9 million with the proceeds received through the 2020 Credit Agreement discussed below.
Term Loan Due to Former Non-Controlling Interest Holder
In June 2018, the Company acquired the outstanding member interests of an entity controlled by the Company for $8.1 million. The Company financed this acquisition by entering into a term loan agreement with the noncontrolling member bearing fixed interest of 4.5% per quarter (18.0% per annum) on the outstanding principal balance. The loan requires fixed quarterly payments throughout the term of the loan, which will be paid in full by April 1, 2026.
In May 2020, the Company amended the term loan and, using the proceeds from the 2020 Credit Agreement discussed below, prepaid $1.5 million of principal and interest on the note, of which $1.0 million was towards the outstanding principal balance, thereby reducing the fixed quarterly payment due to the lender. In relation to this amendment, the Company was required to issue warrants for 400,000 shares of common stock resulting in a discount to the term loan of $0.2 million. Such debt discount is being amortized to earnings through interest expense over the expected life of the debt. As of March 31, 2021, and December 31, 2020 the outstanding balance was $5.7 million and $5.8 million, respectively.
The term loan is secured by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property, and contains customary representations and warranties, nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the revolving loan agreement as of March 31, 2021.
2020 Credit Agreement
In May 2020, the Company entered into a credit agreement (“2020 Credit Agreement”) with a new lender that provided the Company with proceeds of $25.0 million that will provide the Company with access to working capital towards the purchase of energy storage system equipment. The 2020 Credit Agreement has a maturity date of the earlier of (1) May 2021, (2) the maturity date of the revolving loan agreement, or (3) the maturity date of the convertible promissory notes discussed below. The loan bears interest of 12% per annum, of which 8% is paid in cash and 4% is added back to principal of the loan balance every quarter. The Company used a portion of the proceeds towards payments associated with existing debt as previously discussed. As of March 31, 2021, and December 31, 2020, the outstanding balance was $25.9 million and $25.6 million, respectively.

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
In relation to the 2020 Credit Agreement, the Company issued warrants for 750,000 shares of Series D convertible preferred stock. However, if the Company repays the borrowed amount with 12 months from the issuance date, the warrants are terminated. The Company determined the fair value of these warrants upon issuance are immaterial.
The 2020 Credit Agreement is secured by substantially all the Company’s assets with a negative pledge agreement concerning the Company’s intellectual property and contains customary representations and warranties, certain nonfinancial covenants, and certain limitations on liens and indebtedness. The Company was in compliance with all covenants associated with the 2020 Credit Agreement as of March 31, 2021.
2021 Credit Agreement

In January 2021, the Company entered into a credit agreement to provide a total of $2.7 million towards the financing of certain energy storage systems owned and operated by the Company. The credit agreement has a stated interest of 5.45% and a maturity date of June 2031. The Company received an advance under the credit agreement of $1.8 million in January 2021. The repayment of advances received under this credit agreement is determined by the lender based on the proceeds generated by the Company through the operation of the underlying energy storage systems. As of March 31, 2021, and December 31, 2020, the outstanding balance was $1.8 million and zero, respectively. The Company was in compliance with all covenants associated with the 2021 Credit Agreement as of March 31, 2021.
The Company’s outstanding debt consisted of the following as of March 31, 2021 (in thousands):

3/31/2021
Outstanding principal	$43,025
Unamortized discount	(425)
Carrying value of debt	$42,600
The following table summarizes the aggregate undiscounted amount of maturities of all borrowings as of March 31, 2021 (in thousands):

Payment Schedule
Remainder of 2021	$36,052
2022	821
2023	979
2024	1,167
2025	1,392
Thereafter	2,614
Total	$43,025
7.CONVERTIBLE NOTES
During the years ended March 31, 2021, and December 31, 2020, the Company issued various convertible notes to investors. The details of the convertible notes issued are set forth below and the Company refers to the collective group of all such note instruments as the “Convertible Notes”.
January 2020 Convertible Notes and Warrants Issuance and Equity Exchange

In January 2020, the Company issued and sold convertible promissory notes (“the “January 2020 Convertible Notes”) to various investors and received aggregate gross proceeds of $14.3 million, of which $13.7 million was issued and sold to related parties as a result of affiliations with certain members of the Board. Each of the January 2020 Convertible Notes was issued at par with interest at 8% per annum and a maturity date of June 2020 under the same terms as the existing convertible notes issued prior to 2020. At the election of a majority of the note holders, the maturity date of the January 2020 Convertible Notes can be extended by six months up to four separate times. The Company incurred $0.2 million of additional debt issuance costs associated with the notes offering, which was included within the convertible promissory notes balance on the consolidated balance sheet and amortized over the expected life of the related notes, which approximated six months from the date of

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
issuance. In May 2020, the note holders voted to extend the maturity date of the then outstanding Convertible Notes by six months, resulting in an expected maturity date of December 2020.

At the time of the January 2020 Convertible Notes offering, certain note holders that bought a minimum threshold of the January 2020 Convertible Notes were also issued warrants giving them rights to acquire Financing Stock at the Financing Stock Offer Price, or in the event the Financing Stock offering does not occur to acquire Series D’ preferred stock (the “January 2020 Preferred Stock Warrants”). The January 2020 Preferred Stock Warrants are transferrable (with Company consent) and expire upon the earlier of the occurrence of certain events, as defined by the warrant agreement, or the seventh anniversary of date of issuance (2027). A total of 9,338,642 January 2020 Preferred Stock Warrants were issued and initially recognized at fair value, which resulted in warrant liabilities totaling approximately $2.0 million.

Concurrent with the issuance of certain of the January 2020 Convertible Notes and January 2020 Preferred Stock Warrants (discussed in Note 8), the Company entered into an equity exchange transaction with certain note holders that were existing stockholders. Under this transaction and consistent with the exchange transaction related to the 2019 Convertible Notes, preferred stockholders exchanged their existing junior preferred stock, and in certain cases common stock, for senior Series D’ preferred stock. The transaction was accounted for as an extinguishment and as the preferred equity exchange, January 2020 Convertible Notes issuance and January 2020 Preferred Stock Warrants issuance all occurred in connection with one another, the Company recorded each unit of account in the transaction at their respective fair values. In relation to the January 2020 transaction, the difference between the fair value of Convertible Notes of $15.4 million, Preferred Stock Warrants of $2.0 million, and senior Series D’ preferred stock of $29.8 million which were issued to the Holders and the cash paid of $14.1 million and carrying value of preferred and common equity of $40.4 million surrendered by the Holders in the amount of $7.3 million, was credited to accumulated deficit.

In Q4 2020, the Company entered into an agreement with one holder that participated in the exchange transaction discussed above which allowed the holder to reverse the previously executed exchange. The cancellation of such exchange did not have a material impact on the Company’s financial statements.

Net Loss Per Share Impact of January 2020 Convertible Notes and Warrant Issuance and Equity Exchange

For the purpose of determining the impact of the aforementioned transaction on the calculation of net loss per share, the Company reduced net loss attributable to common stockholders for three months ended March 31, 2020, by $9.5 million, to reflect a dividend for the amount by which the (1) aggregate fair value of new instruments issued less the amount of cash received is greater than (2) the fair value of preferred and common stock surrendered. Given that the exchanges involved a multiple element transaction and the fair value of the consideration received by the stockholders exceeded the fair value of the preferred and common equity given up, the Company has adjusted the EPS computation to reflect the value given to note holders from the common stockholders of the Company that did not participate. This adjustment was computed on the individual holder unit of account basis.

Q4 2020 Convertible Notes and Warrants Issuance

From October 2020 through December 2020, the Company issued and sold convertible promissory notes (the “Q4 2020 Convertible Notes”) under the same terms as the existing Convertible Notes to various investors with aggregate gross proceeds of $19.0 million, of which $7.9 million was issued and sold to related parties as a result of affiliations with certain members of the Board or significant ownership of the Company’s outstanding capital stock. In December 2020, the note holders voted to further extend the maturity date of all outstanding Convertible Notes by six months to June 2021. At the time of the Q4 2020 Convertible Notes offering, certain note holders that bought a minimum threshold of the Q4 2020 Convertible Notes were also issued warrants giving them rights to acquire Financing Stock at the Financing Stock Offer Price, or in the event the Financing Stock offering does not occur to acquire Series D’ preferred stock (the “Q4 2020 Preferred Stock Warrants”). The Q4 2020 Preferred Stock Warrants are transferrable (with Company consent) and expire upon the earlier of the occurrence of certain events, as defined by the warrant agreement, or the seventh anniversary of date of issuance (2027). A total of 4,620,018 Q4 2020 Preferred Stock Warrants were issued and initially recognized at fair value, which resulted in warrant liabilities totaling approximately $1.6 million.

Additionally, the Company evaluated the conversion option within the Q4 2020 Convertible Notes and determined the effective conversion price was beneficial to the note holders. As such, the Company recorded a beneficial conversion feature (“BCF”) related to the issuance of the Q4 2020 Convertible Notes based on the difference between the effective conversion rate

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
and the fair value of the Series D’ preferred stock into which it is convertible. The BCF resulted in a $1.6 million discount to the Q4 2020 Convertible Notes with an increase to additional paid in capital. The Company will accrete the discount in connection with the BCF as interest expense over the term of the Q4 2020 Convertible Notes using the effective interest rate method.

Q1 2021 Convertible Notes

In January 2021, the Company issued and sold convertible promissory notes (the “Q1 2021 Convertible Notes”) under the same terms as the existing Convertible Notes to various investors with aggregate gross proceeds of $1.1 million. The Company evaluated the conversion option within the Q1 2021 Convertible Notes and determined the effective conversion price was beneficial to the note holders. As such, the Company recorded a BCF related to the issuance of the Q1 2021 Convertible Notes based on the difference between the effective conversion rate and the fair value of the Series D’ preferred stock into which it is convertible, limited by the amount of the aggregate gross proceeds. The BCF resulted in a $1.1 million discount to the Q1 2021 Convertible Notes with an increase to additional paid in capital. The Company will accrete the discount in connection with the BCF as interest expense over the term of the Q1 2021 Convertible Notes using the effective interest rate method.
8.WARRANTS
Convertible Preferred Stock Warrants
Since inception the Company has issued warrants on convertible preferred stock in conjunction with various debt financings. See Note 4 for further information regarding fair value measurements associated with the resulting warrant liabilities, which are remeasured on a recurring basis each period. Warrants to purchase Financing Stock or Series D’ preferred stock were issued along with certain of the Convertible Notes at an exercise price which is dependent on the next equity financing event.
The following tables represents the warrants on convertible preferred stock outstanding:

	March 31, 2021
	Issuance Date	Exercise Price		Number of Shares	Term (years)
Series A’	2012	$0.4485		178,372	10
Series D	2017	1.5326		6,157,542	7
Series D’	2019 and 2020	1.5326	**	37,869,886	7
Total				44,205,800
________________
**In connection with various issuances of convertible promissory notes that occurred during 2021 and 2020, warrants to purchase either next financing stock or Series D’ preferred stock were issued. At March 31, 2021 and December 31, 2020, the number of warrants issued was subject to adjustment pending the occurrence of the next round of financing; however, the number of shares and exercise price of these warrants and related valuation of these warrants has been performed assuming that the warrants will be on Series D’ preferred stock.

Common Stock Warrants
As of March 31, 2021, the Company had 6,001,639 warrants to purchase common stock outstanding, respectively, to purchase common stock at an exercise price ranging from $0.36 to $1.53 and an expiration date ranging from less than one to six years. None of the outstanding warrants are classified as liabilities and, as such, are not subject to remeasurement.
9.CONVERTIBLE PREFERRED STOCK AND COMMON STOCK
Convertible Preferred Stock
The authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences were as follows:

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

	March 31, 2021
	Authorized Shares	Outstanding Shares	Net Carrying Value	Liquidation Preference
			(in thousands)
Series D’	190,000,000	105,386,149	$129,339	$161,515
Series D	87,235,535	33,483,143	46,979	51,316
Series C	64,129,209	23,298,388	35,293	35,514
Series B	36,969,407	9,185,302	7,049	7,123
Series A’	30,991,277	4,158,503	1,702	1,865
Series A	21,288	16,740	593	751
Series 1	4,305	2,961	—	—
Total	409,351,021	175,531,186	$220,955	$258,084
The Company had reserved shares of common stock for issuance, on an as-converted basis, as follows:

March 31, 2021
Shares reserved for convertible preferred stock outstanding	175,531,186
Shares reserved for warrants to purchase shares of common stock	6,001,639
Shares reserved for warrants to purchase shares of preferred stock	44,205,800
Options issued and outstanding	44,914,082
Shares available for future option grants	11,048
Total	270,663,755
10.STOCK-BASED COMPENSATION
In 2009, the Company adopted the 2009 Stock Plan (the “Plan”). The Plan provides for the granting of incentive stock options (ISOs), nonqualified stock options (NSOs), stock bonuses, and rights to acquire restricted stock to employees, directors and consultants. The Company has reserved 55,305,506 shares of common stock for issuance under the Plan.
Under the Plan, the exercise price of an option cannot be less than 100% of the fair value of one share of common stock for incentive or non-qualified stock options, and not less than 110% of the fair value for stockholders owning greater than 10% of all classes of stock, as determined by the Board. Options under the Plan generally expire after ten years. Under the Plan, the Board determines when the options granted will become exercisable. Options granted under the Plan generally vest 1/4 one year from the grant date and then 1/48 each month over the following three years and are exercisable for up to 10 years after the date of the grant. The Plan allows for exercise of unvested options with repurchase rights over the restricted common stock issued at the original exercise price. The repurchase rights lapse at the same rate as the options vest.
A summary of activity under the Plan is as follows:

	Options Available for Grant	Number of Options Outstanding	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Balances as of December 31, 2020	11,048	51,379,939	$0.56	7.21	$46,516
Options granted	(18,335)	18,335	3.47
Options exercised		(6,465,857)	0.43
Options forfeited	18,335	(18,335)	0.51
Balances as of March 31, 2021	11,048	44,914,082	$0.58	7.05	$202,792
Options vested and exercisable — March 31, 2021		32,204,617	$0.46	6.30	$149,536
The weighted-average grant date fair value of stock options granted to employees was $2.24 during the three months ended March 31, 2021. There were no stock options granted during the three months ended March 31, 2020. The intrinsic value of

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
options exercised were $30.2 million and less than $0.1 million during the three months ended March 31, 2021 and 2020, respectively.
Stock-Based Compensation
The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s consolidated statements of operations and comprehensive loss (in thousands):

	Three Months Ended March 31,
	2021	2020
Sales and marketing	$84	$63
Research and development	155	167
General and administrative	521	226
Total stock-based compensation expense	$760	$456
As of March 31, 2021, the Company had approximately $3.5 million of remaining unrecognized stock-based compensation expense, which is expected to be recognized over a weighted average period of 2.2 years.
11.NET LOSS PER SHARE
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(82,553)	$(17,471)
Less: Deemed dividend to preferred stockholders (see Note 7)	—	(9,484)
	(82,553)	(26,955)
Denominator:
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	12,263,160	9,075,646
Net loss per share attributable to common stockholders, basic and diluted	$(6.73)	$(2.97)
The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive:

	March 31, 2021	March 31, 2020
Convertible preferred stock	175,531,186	175,593,476
Convertible promissory notes	50,434,069	34,054,264
Outstanding stock options	44,914,082	42,591,545
Outstanding common stock warrants	6,001,639	6,001,639
Outstanding convertible preferred stock warrants	44,205,800	38,947,463
Total	321,086,776	297,188,387
12.INCOME TAXES
The Company did not record a provision or benefit for income taxes during the three months ended March 31, 2021 and 2020. The Company continues to maintain a full valuation allowance for its net U.S. federal and state deferred tax assets.
13.COMMITMENTS AND CONTINGENCIES

STEM, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Contingencies
The Company may be subject to various claims and legal proceedings which arise in the normal course of business. Management believes that the ultimate resolution of any such matters will not have a material adverse effect on the financial position or results of operations of the Company.

The Company is currently the defendant in a lawsuit alleging that the Company wrongfully diluted the plaintiffs’ equity holdings. The Company settled with the primary plaintiffs in September 2019 for a cash payment of $1.7 million while those defendants forfeited their remaining preferred stock totaling 2,949 shares, representing a combination of Series 1 and Series A preferred shares in the Company and also forfeited 10,540 of common shares in the Company. The remaining plaintiffs are pursuing claims which the Company believes have no merit and will be dismissed.
14.SUBSEQUENT EVENTS
Management has evaluated subsequent events through May 17, 2021, the date the condensed consolidated financial statements were available for issuance. The following subsequent events were noted:
On April 28, 2021, the Company completed the Merger transaction as discussed in Note 1, which provides the Company with approximately $608.6 million of gross cash proceeds. On April 29, 2021, New Stem’s shares of Class A common stock began trading on the New York Stock Exchange under the ticker symbol “STEM” and warrants under ticker symbol “STEM WS.”

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, STPK, who is the legal acquirer will be treated as the “acquired” company for financial reporting purposes and the Company will be treated as the accounting acquirer. As a result of the Merger, each outstanding share of the Company’s common stock, will convert into newly issued shares of STPK’s Class A common stock, as calculated pursuant to the terms of the Merger Agreement.

Concurrent with the Merger, the Company paid off certain existing notes payable including the revolving loan due to SPE member, the term loan due to former non-controlling interest holder, and the 2020 Credit Agreement. The total amount of the repayment was $45.4 million, of which approximately $2.7 million was related to accrued interest and $2.6 million was related to prepayment penalties required under the terms of the notes.